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                                                                  EXHIBIT (e)(3)




                                 FIRST AMENDMENT
                                       TO
                              PENNACO ENERGY, INC.
                              EMPLOYMENT AGREEMENT


         WHEREAS, Pennaco Energy, Inc., a Delaware corporation (the "Company"), and Paul M. Rady (the "Executive") have entered into an Employment Agreement dated June 10, 1998 (the "Employment Agreement"); and

         WHEREAS, the Company and the Executive desire to amend the Employment Agreement as provided herein;

         NOW, THEREFORE, in consideration of the premises and respective covenants set forth herein, the parties hereby amend the Employment Agreement as follows:

         1.       Section 1.4 is hereby deleted in its entirety.

         2. Sections 5.2, 5.2.1, 5.2.2 and 5.2.3 are hereby deleted in their entirety.

         3.       Section 5.5.1 is amended to read as follows:

                  If Executive's employment is terminated during the Term pursuant to Section 4.2, 4.3 or 4.5 hereof, Executive shall be entitled to (x) any earned but unpaid Annual Salary, earned but unpaid bonus for a prior year, and vacation accrued but unpaid or untaken through the date of such termination of employment (collectively, the "Accrued Obligations"), payable within five days of the date of termination, and (y) exercise any vested stock options for a period of 90 days following the termination of employment hereunder or as provided by the terms of grant of the options, if longer, but in no event beyond their remaining terms.

         4.       Section 5.5.2 is hereby amended to read as follows:

                  If Executive's employment is terminated during the Term pursuant to Section 4.1, 4.4 prior to a change in control, 4.6 or 4.7 hereof, Executive (or in the event of Executive's death, Executive's designated beneficiary with respect to this Agreement as filed with the Company and, if no such designation has been filed, Executive's surviving spouse or, if none, Executive's estate) shall be entitled to (x) the Accrued Obligations, payable within five days of the date of termination, (y) $3 million in cash (or by wire transfer), with such amount paid in four equal installments with the first installment made within five days of such termination and the remaining installments made on the 90th, 180th, and 270th day following such termination, and (z) exercise any vested stock options for a period of 90 days



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                  following the termination of employment hereunder or as
                  provided by the terms of grant of the options, if longer, but in no event beyond their remaining terms.

         5.       Section 5.5.3 is hereby amended to read as follows:

                  If, on or following a change in control, (i) Executive's employment is terminated during the Term by the Company pursuant to Section 4.4, or (ii) Executive has any adverse change in his status, title, duties, responsibilities, or authority, as determined in good faith by Executive, and Executive terminates his employment at any time thereafter during the Term pursuant to Section 4.5, Executive shall be entitled to receive (w) the Accrued Obligations, payable within five days of the date of such termination, (x) the Noncompete Payment (as defined below), payable within five days of the date of such termination, (y) exercise any vested stock options for a period of 180 days following the termination of employment hereunder or as provided by the grant terms of the options, if longer, but not beyond their remaining terms, and (z) for the 12-month COBRA period following such termination, the Company shall provide Executive and his eligible family members with continued coverage under the Company's group health plan(s) at a monthly premium rate equal to that charged by the Company to its active employees for similar coverage. Notwithstanding anything in this Agreement to the contrary, in no event shall the Term of this Agreement end prior to the second anniversary of the date of a change in control, subject to its earlier termination as provided in Section 4. If Executive's employment is terminated by the Company pursuant to Section
                  4.4 within 12 months prior to a change in control and it is reasonably demonstrated by Executive that such termination was in connection with or in anticipation of such change in control, then for all purposes of this Agreement the change in control shall be deemed to have occurred the day before Executive's termination of employment, and Executive shall be entitled to receive, within five days of such change in control, the amounts provided in (x) and (y) above less any payments already made to Executive pursuant to Section 5.5.2. To the extent any stock options of Executive have already lapsed or been forfeited as a result of or following his termination of employment prior to a change in control, which would not have lapsed or terminated had his employment continued until after the change in control, Executive shall have, effective as of the date of the change in control, a vested cash stock appreciation right ("SAR") with respect to Company stock (or successor stock) in lieu of each such terminated or forfeited option which SAR can be exercised by Executive at any time within 180 days following the change in control with an exercise price equal to the exercise price of the cancelled option that the SAR replaces.

         6.       Section 9.3 is amended as follows:

                  1. On the 7th line thereof, after the phrase "for 12 months thereafter", the following is inserted "(for 24 months thereafter if his termination of employment occurs on or following a change in control)".



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                  2. The last sentence of Section 9.3 shall apply only with
                  respect to a termination of employment pursuant to Section 4.4 that occurs prior to a change in control.

         7.       A new Section 9.3A is added to read as follows:

                  9.3A Non-Competition. In consideration for the Company's agreement to provide Executive access to Confidential Information and the Noncompete Payment (as provided below), which is also consideration for the changes to Section 9.3 made by the First Amendment, Executive agrees that while employed by the Company and, if Executive's employment terminates for any reason other than Cause, death or disability on or within two years following a change in control, for the two-year period after such termination of employment (the "Restricted Period"), subject to Section 9.3A.3 below, Executive shall not, unless Executive receives the prior written consent of the Board of Directors of the Company, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any person that competes with the Company or its subsidiaries in the oil and gas exploration or production business (the "Business") within the Powder River Basin in Wyoming (the "Noncompete Area"). Within five days of any such termination, the Company shall pay Executive a lump sum Noncompete Payment in cash (or by wire transfer) equal to $6 million.

                  9.3A.1 Executive has carefully read and considered the provisions of this Section 9.3A and, having done so, agrees that the restrictions set forth in this Section 9.3A (including the Restricted Period, scope of activity to be restrained and the geographical scope) are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors, employees, creditors and shareholders. Executive understands that the restrictions contained in this Section 9.3A may limit his ability to engage in a business similar to the Company's Business, but acknowledges that he will receive sufficiently high remuneration and other benefits from the Company hereunder to justify such restrictions.

                  9.3A.2 It is specifically agreed that the period of two years following termination of employment, during which the agreements and covenants of Executive made in this Section 9.3A shall be effective, shall be computed by excluding from such computation any time which Executive is in violation of any provision of this Section 9.3A. In the event that any provision of this Section 9.3A relating to the Restricted Period and/or the areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, the Restricted Period and/or areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period and/or areas.



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                  9.3A.3 Nothing in this Agreement shall prohibit Executive from
                  (1) acquiring or holding any issue of stock or securities of any person that has any securities registered under Section 12 of the Exchange Act, listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc. so long as (i) Executive is not deemed to be an "affiliate" of such person as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933, as amended, and (ii) Executive and members of his immediate family do not own or hold more than 3% of any voting securities of any such person or (2) becoming an employee of or a consultant to a person that competes with the Company or an affiliate in the Noncompete Area, provided that for the Restricted Period Executive does not perform any services for such person in or relating to the Noncompete
                  Area.

                  9.3A.4 Executive acknowledges that a breach of any of the covenants contained in Section 9.3 or this Section 9.3A may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach, the Company shall be entitled, in addition to any other remedies at law, to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by Section 9.3 or this Section 9.3A or such other relief as may required to specifically enforce any of the covenants contained in Section 9.3 or this Section 9.3A. Executive agrees to waive any requirement for the Company's securing or posting of any bond in connection with such remedies. Executive further agrees to and hereby does submit to in personam jurisdiction before each and every such court for that purpose.

         8. Section 10.4 is amended to provide that any termination that entitles Executive to benefits pursuant to Section 5.5.3, as amended, is a "termination of Executive's employment pursuant to a change in control".


         All terms used herein and defined in the Employment Agreement shall be given their meanings as provided in the Employment Agreement, unless the context requires otherwise. Except as amended hereby, the Employment Agreement shall continue in full force and effect.



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         IN WITNESS WHEREOF, the parties have executed this First Amendment to the Employment Agreement effective for all purposes this November 15, 2000.

                              PENNACO ENERGY, INC.

                              BY: /s/ GLEN C. WARREN, JR.
                                 ----------------------------------
                              NAME:      GLEN C. WARREN, JR.
                              TITLE:     EXECUTIVE VICE PRESIDENT &
                                         CHIEF FINANCIAL OFFICER

                              EXECUTIVE

                              /s/ PAUL M. RADY
                              -------------------------------------
                              Paul M. Rady



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